UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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NewMil Bancorp, Inc.

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Explanatory Note

The following was mailed to NewMil Bank customers and sent to NewMil Bank employees via inter-office mail.

Letter to Customers

Dear NewMil Customer:

We are pleased to announce that NewMil Bank has chosen to join with Webster. When the combination is completed, which we expect to occur by year end, you will have access to a broader range of financial products and services, delivered by employees you know and trust. The combination of NewMil and Webster will create an even stronger financial services presence in southern New England from Westchester County in New York across Connecticut and Rhode Island to Southeastern Massachusetts. We have agreed to combine because of our shared vision to be a leading regional financial services provider committed to building strong customer relationships by investing in our customers, employees and communities. Our mission is clear – to help our customers reach their financial goals.

We are especially pleased to report that, after the merger, you will continue to receive the same quality service from people you know and trust from NewMil. Together, we will redouble our commitment to providing you with the finest banking services in a friendly and professional manner.

Webster Bank is a diversified commercial bank with $17.9 billion in assets. Established in 1935, Webster Bank today has 158 branches and 306 ATMs throughout southern New England. Webster offers a full range of consumer, commercial, mortgage, insurance and investment services for individuals, families and businesses, and is listed on the New York Stock Exchange under the symbol WBS.

We are committed to making the transition a smooth one and will communicate with you fully as the merger progresses. In the meantime, you should continue to bank as you always have, by using your existing checks and ATM/debit card. Your accounts remain insured by the FDIC up to the legal limits.

All of us at NewMil and Webster thank you for entrusting us with your banking relationship. We will fulfill our promise to be your financial partner. We pledge to work harder than ever to earn your continuing confidence and trust.

Sincerely,

Francis J. Wiatr	James C. Smith
Chairman, President and CEO	Chairman and CEO
NewMil Bank	Webster Financial Corp.

Member FDIC
www.websteronline.com

DATE:	April 25, 2006

TO:	NewMil Employees

FROM:	Francis Wiatr

I am very pleased to tell you that we have signed a definitive merger agreement with Webster Financial Corporation, the parent company of Webster Bank. In the rapidly changing world of banking and financial services, this merger represents a truly exciting opportunity for our customers, our shareholders and us. The announcement of this merger agreement is being made public today. A press release and employee Q&A are attached. Please take a moment to read them.

Over the last decade, our bank has matured to become one of the leading community banking companies in New England, highly regarded in all of our markets. We should all take great pride in this accomplishment, which is a result of our commitment to customers and the excellent service that we provide. While we have enjoyed our successes to date, in order to continue to grow and prosper, we need to be able to offer our customers a breadth of services beyond all that we currently have available. The merger increases our capacity to provide a wider range of financial services to our customers, including expanded business banking services, investments and insurance. Following the merger, our customers will be able to transact business at all Webster Bank locations and will benefit from Webster’s broad product offerings.

With $18.6 billion in assets, Webster and NewMil will be the largest independent bank based in New England, the largest Connecticut-based bank and one of the 45 largest publicly traded banks in the nation. Currently, Webster has 158 banking offices and 306 ATMs it has become a strong competitive force in the region.

Our board of directors believes that the long-term interests of our shareholders, customers and employees are best served by our merger with Webster. It is a good strategic fit with a bank of compatible corporate culture whose principles we know well. Our institutions share common business philosophies and a strong commitment to the communities we serve.

I know you will all work with me and our new partners at Webster to make this transition as smooth as possible. Together, we will succeed by helping our customers meet their financial needs. As more news and specific details become available, we will share them with you.

NewMil Bank Employee Questions and Answers

Q1. Can you provide information about Webster?

Webster is among the top 50 publicly traded banks in America. It is the largest bank headquartered in Connecticut with assets of $17.9 billion and market capitalization of $2.5 billion. Webster offers a full range of consumer, commercial, mortgage, insurance and investment services for individuals, families and businesses in all of its primary markets. Webster’s franchise stretches from Westchester County, New York through Connecticut and Rhode Island and into southeastern Massachusetts and has 158 banking offices and 306 ATMs. The company also has a nationally ranked web site. For more about Webster, visit www.websteronline.com.

Q2. Will any NewMil Bank branches be closed?

Regarding potential branch office consolidation, some offices -- either current NewMil or Webster locations -- will be consolidated because of geographic proximity. We have not determined the number and locations. Usually where branches are within a mile of each other, we can consolidate the offices without disruption to customers. It is important to note that NewMil Bank customers will have vastly more branch locations and ATMs following this merger. Non-managerial branch employees will be offered positions within the Webster branch system.

 Q3. What will happen to NewMil Bank customers?

We will make the transition for NewMil’s customers convenient and seamless, and we will do all we can to meet their financial needs with our established commitment to exceptional service and products.

Q4. What positions will be eliminated at NewMil Bank?

It is too early to say at this point in the process. We understand your concern. Webster has a proven track record of placing a high percentage of employees from merged institutions into the Webster system. Some jobs will be eliminated, but we will do everything we can to assist NewMil Bank employees in posting for open positions at Webster.

Q5. Will people be removed from their jobs without warning?

No. We are committed to providing as much advance notice as possible. We will do everything we can to assist NewMil Bank employees in posting for open positions at Webster.

Q6. What benefits will we have at Webster in terms of medical insurance, 401K, etc?

You will be given information on all of our benefits, including health coverage and retirement benefits. Our programs are competitive with what is offered in our marketplace. There will be separate benefits meetings conducted by our HR team members closer to the consolidation.

Q7. Will employees who transfer to Webster be given credit for their years of service at NewMil Bank ?

Yes, for seniority purposes and for most benefits.

Q8. How will information flow between Webster and NewMil employees?

The process has already begun with the electronic and written communications you have received. There will be a town hall meeting. You will all be receiving our employee publication, Webster Watch, beginning with June/July issue. There will be additional meetings to discuss benefits and additional written communications as needed.

Q9. When will we assume the Webster name?

At the point of conversion, which will be a weekend event that we will plan and describe to all employees.

Q10. What is the date for system conversion?

A date has not been set. Conversion teams will be formed shortly and timetables will be set as part of that process. We usually do the conversion within 30 days of the closing of the transaction, which is expected to take place sometime in the fourth quarter of 2006.

Q11. Where are Webster’s “backroom” positions located?

  Mortgage Operations – Cheshire
  Telebanking –Wallingford
  Commercial lending – Headquarters is in Hartford. Others are located in New Haven, Bristol and Waterbury
  Deposit Operations & IT - Bristol

  Insurance – Meriden
  Wealth Management - Waterbury

Q12. How do Webster’s products differ from NewMil Bank’s?

We are mapping those products now, but our product and service offerings are very similar. We both have comparable retail and business deposit and loan products, as well as convenience services like online banking and bill pay. However, we will soon be able to offer customers a wider range of financial services, including expanded business banking services, investments and insurance.

Q13. Where should press inquiries be directed?

All inquiries from the press should be directed to Fran Wiatr, NewMil Bank at 860-355-7602 or fwiatr@newmilbank.com or Clark Finley at Webster Bank at (203) 578-2287 or cfinley@websterbank.com.

These materials may be deemed to be solicitation material in respect of the proposed merger of Webster Financial Corporation and NewMil Bancorp, Inc. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. Shareholders of NewMil Bancorp are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the joint proxy statement/prospectus that will be part of the registration statement, because they will contain important information about the proposed merger. The final joint proxy statement/prospectus will be mailed to shareholders of NewMil Bancorp. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or from NewMil Bancorp, Inc., PO Box 600, New Milford, CT 06776-0600, Attention: Investor Relations.

NewMil Bancorp and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding NewMil Bancorp’s directors and executive officers is available in NewMil Bancorp’s proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on March 23, 2006. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.